EXHIBIT 99.01

For information contact

Mary Beth Higgins Herbst Gaming (702) 740-4576

HERBST GAMING REPORTS FIRST QUARTER EARNINGS

LAS VEGAS, May 5, 2004 — Herbst Gaming, Inc. (“HGI” or “Company”) today announced its results for the three months ended March 31, 2004.

The Company reported net revenues of $89.6 million for the three months ended March 31, 2004, an increase of 26 percent, or $18.3 million, compared with $71.3 million for the three months ended March 31, 2003.  Net income was $5.5 million for the three months ended March 31, 2004, an increase of  $2.2 million or 67 percent, compared with net income of $3.3 million for the same period last year.

Earnings before interest, taxes, depreciation and amortization (EBITDA) increased 29 percent or $4.0 million to $17.9 million for the three months ended March 31, 2004, compared with $13.9 million for the three months ended March 31, 2003.

See footnote (3) to the Selected Financial Information below for a discussion of the reasons the Company uses EBITDA as a performance measure.  Included in the Selected Financial Information is a reconciliation of consolidated EBITDA, a non-GAAP measure, to net income.

The results for the three months ended March 31, 2004 and 2003 include the performance of the slot route assets acquired from Anchor Coin, Inc., a subsidiary of International Game Technology, in February 2003.

Conference Call Information

The Company will host a conference call to discuss its first quarter financial results on Wednesday, May 5, 2004 beginning at 1 p.m. Eastern Standard Time.  Interested participants may access the call by dialing into our conference operator at (800) 299-0433 (Interested participants from outside of the United States may access the call by dialing (617) 801-9712) Passcode 96552697 or may login to the webcast of the conference call at www.herbstgaming.com.  A replay of the call will be available beginning one hour after the completion of the call and until Wednesday, May 12, 2004 at 5 p.m. Pacific Time.  To access the replay, call (888) 286-8010 (Interested participants from outside of the United States may access the call by dialing (617) 801-6888), Passcode 22106806.  Additional information including a replay of this call is available in the “Investors Relations” section of the Company’s website at www.herbstgaming.com.

This press release may be deemed to contain certain forward-looking statements with respect to the business, financial condition, results of operations, dispositions, and acquisitions, of the Company and its subsidiaries which involve risks and uncertainties including, but not limited to, financial market risks, economic conditions, regulatory matters and litigation and other risks described in the filings of the Company with the Securities and Exchange Commission.

HERBST GAMING
SELECTED FINANCIAL INFORMATION

	Three months ended March 31,
	2003	2004
	(dollars in thousands)
Income Statement Data

Revenues
Route operations	$53,783	$68,951
Casino operations	19,521	22,826
Other	728	823
Total revenues	74,032	92,600
Promotional allowances — route	(103)	(116)
Promotional allowances — casino	(2,636)	(2,841)
Net revenues	71,293	89,643
Cost of revenues
Route operations	42,610	54,526
Casino operations	12,121	13,811
General and administrative	2,766	3,445
Depreciation and amortization	5,217	6,634
Total costs and expenses	62,714	78,416
Income from operations	8,579	11,227
Interest income	80	51
Interest expense	(5,323)	(5,792)
Net income	$3,336	$5,486

	March 31,
	2003	2004
Balance Sheet Data
Cash and cash equivalents	$45,530	$55,932
Total assets	233,042	235,833
Total debt (1)	217,065	215,237
Stockholders’ equity	$1,201	$4,790

	Three Months ended March 31,
	2003	2004
Other data:
Ratio of earnings to fixed charges (2)	1.6x	1.9x
Net cash provided by operating activities	$5,151	$8,102
Net cash used in investing activities	(60,356)	(3,869)
Net cash provided by (used in) financing activities	45,700	(2,331)
Capital expenditures	2,942	3,567
Route EBITDA (3)	11,070	14,309
Casino EBITDA (3)	4,764	6,174
Consolidated EBITDA (3)	$13,876	$17,912

(1) Total debt consists of the current and long-term portions of long-term debt for all periods presented.

(2)   For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before fixed charges and extraordinary items (other than capitalized interest).  Fixed charges consist of interest expensed and capitalized.

(3)   Consolidated EBITDA consists of net income plus depreciation and amortization and interest expense, net of capitalized interest.  Segment EBITDA for route and casino is calculated before allocation of overhead.  EBITDA is presented because it is used as a performance measure to analyze the performance of our business segments and because it is frequently used by securities analysts, investors and others in the evaluation of companies in our industry.  However, other companies in our industry may calculate EBITDA differently.  EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or as an alternative to net income or as an indicator of operating performance or any other measure of performance derived in accordance with generally accepted accounting principles.

The following table is a reconciliation of net income to EDITDA.

	Three months ended March 31,
	2003	2004
	(dollars in thousands)
Net income	$3,336	$5,486
Interest	5,323	5,792
Depreciation and amortization	5,217	6,634
Consolidated EBITDA (3)	$13,876	$17,912